Exhibit 99.1

For more information contact:

Tom Aiken

Chief	Financial Officer

Prescient Applied Intelligence, Inc.

610-719-1600 X 360

taiken@prescient.com

PRESCIENT APPLIED INTELLIGENCE ENTERS INTO SETTLEMENT AGREEMENT

WITH TAK INVESTMENTS, LLC

All outstanding issues resolved, including the termination of approximately $7.3 million in outsourcing commitments

West Chester, Penn. – July 31, 2006 – Prescient Applied Intelligence, Inc. (OTCBB: PPID), a leading provider of supply chain and advanced commerce solutions for retailers and suppliers, today announced that it has entered into a settlement agreement with Tak Investments, LLC (TAK) and one of its affiliates concerning an ongoing dispute with respect to Prescient’s outsourcing agreement with TAK, among other issues.

The settlement provides for:

•	Termination of the outsourcing agreement;

•	Cancellation of TAK’s equity securities in Prescient (10,231,612 shares of Common Stock and warrant to purchase 1,534,091 shares of Common Stock);

•	A mutual general release by TAK and Prescient of all claims against each other;

•	A three year secured approximately $2.6 million promissory note issued by Prescient to TAK that bears interest at the prime rate plus 2%, which is payable at a rate of $30,000 per month with the remaining amount due at the end of the three year period;

•	A warrant issued to TAK to purchase 1,000,000 shares of Common Stock in Prescient at an exercise price equal to the closing share price of Prescient’s common stock on the day immediately preceding the date of the grant plus 10%. The warrant expires on December 31, 2006.

The settlement is conditioned upon approval of the terms thereof by holders of Prescient’s Series E Preferred Stock. Prescient is seeking such approval at a meeting of the holders of the Series E Preferred Stock on August 10, 2006.

About Prescient Applied Intelligence:

Prescient, founded in 1985 (OTCBB: PPID), is a leading provider of supply chain and advanced commerce solutions for retailers and suppliers. Prescient’s solutions capture information at the point of sale, provide greater visibility into real-time demand and turn data into actionable information across the entire supply chain. As a result, the Company’s products and services enable trading partners to compete effectively, increase profitability and excel in today’s retail business climate. Household brand names like Ahold, AutoZone, Coors, Domino’s Pizza, Rite Aid, Sara Lee, Schwan’s and Wyeth rely on Prescient. For more information, go to www.prescient.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “if”, “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to Prescient Applied Intelligence, Inc. are intended to identify such forward-looking statements. Prescient may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Prescient’s report on Form 10-KSB filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.